Exhibit 23.0

Consent of Independent Registered Public Accounting Firm

Malvern Bancorp, Inc. and Subsidiaries

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-184445 and 333-207214) and Form S-3 (Nos. 333-215220 and 333-219999) of Malvern Bancorp, Inc. and Subsidiaries of our report dated January 29, 2021, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting as of and for the fiscal year ended September 30, 2020, which appear in this Annual Report on Form 10-K.

/s/ Baker Tilly US, LLP

Allentown, Pennsylvania

January 29, 2021